Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of the latest date set forth below by and between S&T Bancorp, Inc. (the “Company”) and Senior Executive Vice President Mark Kochvar (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company has determined that the Executive’s service to the Company is important to the continued success of the Company S&T Bank (the “Bank”) and their Affiliates;

WHEREAS, the Executive has previously executed a severance agreement with the Company (the “Prior Agreement”);

WHEREAS, the Company wishes to amend and restate the Prior Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1 Affiliate. “Affiliate” means (a) any person, other than a natural person, who, with respect to the Company, is an “affiliate” as defined in Rule 405 under the Securities Act of 1933, as amended, or any successor rule, or (b) any entity more than twenty-five percent (25%) of the common stock or other equity interest of which is owned or controlled by the Company, either directly or indirectly.

1.2 Bank. “Bank” means S&T Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of the Company.

1.3 Benefits Continuation Period. “Benefits Continuation Period” means if a Triggering Event has occurred, the two-year period immediately following the Executive’s termination of employment.

1.4 COBRA Amount. “COBRA Amount” means an amount equal, on an after-tax basis, to the amount of the COBRA premium payable under the Company’s group medical plan by a qualified beneficiary for the level of coverage in effect for the Executive immediately prior to termination of employment, calculated using an assumed combined state and federal tax rate for the Executive of forty-five percent [45%].

1.5 Change In Control. “Change in Control” means the occurrence of any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than a pension, profit-sharing or other employee benefit plan established by the Company or the Bank, that is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of the Company representing twenty- five percent [25%] or more of the combined voting power of the Company’s then outstanding securities;

(b) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

(c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(d) The stockholders of the Company or the Board of Directors of the Company or of the Bank approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets;

(e) Any other event that constitutes a change in control of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision (whether or not the Company then in subject to the requirements of the Exchange Act).

A Change in Control shall exclude:

(i) A public stock offering by the Company; or

(ii) A convertible debt offering by the Company.

1.6 Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company or any successor committee thereto.

1.7 Company. “Company” means S&T Bancorp, Inc., a Pennsylvania corporation. If the Executive is or becomes employed by an Affiliate of S&T Bancorp, Inc., the “Company” shall be deemed to refer to the Affiliate thereof by which the Executive is employed, except for purposes of the definition of “Change in Control.” In such case, references to payments, benefits, privileges or other rights to be accorded by the “Company” shall be deemed to refer to such payments, benefits, privileges or other rights to be accorded by the Affiliate affected by the provisions hereof. Such payments, benefits, privileges or other rights shall be paid and awarded by the Company or such Affiliate as determined by the Company and such Affiliate, but if not promptly paid or awarded by such Affiliate they shall be paid or awarded by the Company.

1.8 Disability. “Disability” shall have the meaning given such term in any long-term disability plan of the Company as from time to time in effect or, in the event of the termination of such plan, in any successor plan, or, in the absence of a successor plan, in such plan as last in effect prior to its termination.

1.9 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor statute.

1.10 Good Reason. “Good Reason” means any of the following which occurs without the Executive’s consent after a Change in Control:

(a) The material diminution of the Executive’s duties, authority or responsibility, or any material change in the geographic location at which the Executive must perform services (in this case, a material change means any location more than forty 40 land-miles from the location prior to the Change in Control);

(b) A material breach by the Company of Sections 3 or 8.1 of this Agreement; or

(c) A material diminution in the Executive’s base salary (in this case, a material diminution means a reduction of more than ten percent (10%) in the Executive’s annual base salary).

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) the Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) the Executive terminates employment within six (6) months after the initial notification of the event constituting Good Reason.

1.11 “Irrevocable Release” means a general release of claims, [in the form attached hereto as Exhibit A], that has been executed by the Executive and for which the revocation period under Age Discrimination in Employment Act of 1967, as amended, and the terms of the release have expired.

1.12 Termination for Cause. “Termination for Cause” means termination of the employment of the Executive because of the Executive’s:

(a) Failure to substantially perform employment duties (other than by reason of Disability), after reasonable demand for substantial performance has been delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed the Executive’s duties, and the Executive has been given a reasonable opportunity to cure any deficiencies in performance;

(b) Willful conduct that demonstrably results in material injury to the Company;

(c) Personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

(d) Willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation demonstrably results in material injury to the Company.

1.13 Triggering Event. “Triggering Event” means:

(a) Except as provided in subsection (b) of this Section 1.13,

(i) any involuntary termination of the Executive’s employment by the Company within six [6] months preceding a Change of Control without the Executive’s express written consent;

(ii) any involuntary termination of the Executive’s employment by the Company within two [2] years following a Change in Control without the Executive’s express written consent; or

(iii) any termination of the Executive’s employment by the Executive for Good Reason within two [2] years following a Change in Control.

(b) The following circumstances shall not constitute a Triggering Event within the meaning of this Section:

(i) Termination of the Executive’s employment by reason of the Executive’s death;

(ii) Termination of the Executive’s employment as a result of Disability;

(iii) Termination of the Executive’s employment for Cause; or

(iv) Voluntary termination of employment by the Executive other than for Good Reason.

2.	Benefits Upon Occurrence of Triggering Event.

2.1 If a Triggering Event occurs, then in lieu of any further salary payment to the Executive for periods subsequent to the date of termination, the Company shall pay as severance to the Executive, in a lump-sum and in cash, an amount equal to the sum of (a) two hundred percent [200%] of the sum of (a) the Executive’s annual base salary and target annual bonus, and (b) the product of (i) the Executive’s target annual bonus and (ii) a fraction the numerator of which is the number of days from the first day of the calendar year in which the Executive’s termination of employment occurs to the date of the Executive’s termination of employment and the denominator of which is three hundred and sixty five [365]. For purposes of the preceding sentence, the Executive’s base salary and target annual bonus shall be those as in effect immediately preceding the earlier of the date of the Change in Control or the date of the Executive’s termination of employment. For purposes of this Agreement, the Executive’s annual base salary shall mean the stated annual base salary (excluding bonuses, benefits under any benefit plan, incentive compensation, compensation paid in stock, and other fringe benefits) payable to the Executive for services rendered to the Company. The lump-sum payment provided for by this Section 2.1 shall be paid at the time provided for in Section 2.4 hereof and shall be subject to the Irrevocable Release requirement set forth in Section 2.3 hereof.

2.2 If a Triggering Event described in Section 1.13(a)(i) occurs, the Company shall pay to the Executive a lump-sum cash payment equal the sum of monthly COBRA Amounts for the period from the Executive’s termination of employment until the date of the Change in Control (the “Lump-Sum COBRA Payment”) and with respect to the remainder of the Benefits Continuation Period, shall pay to the Executive the COBRA Amount on a monthly basis. If a Triggering Event described in Sections 1.13(a)(ii) or (iii) occurs, the Company shall pay to the Executive during the Benefits Continuation Period the COBRA Amount on a monthly basis (beginning with the month of the Executive’s termination of employment). The Lump-Sum COBRA Payment and the monthly COBRA payments provided for by this Section 2.2 shall be paid (or commence to be paid) at the time provided for in Section 2.4 hereof and shall be subject to the Irrevocable Release requirement set forth in Section 2.3 hereof.

2.3 Notwithstanding the foregoing provisions of this Section 2: (a) the Executive’s entitlement to the payments and benefits provided for by Sections 2.1, and 2.2, and (the “Severance Benefits”) shall be subject to and conditioned upon the Executive providing to the Company an Irrevocable Release Agreement, in a form substantially similar to EXHIBIT A attached hereto, not later than forty-five [45] days after the date of the Triggering Event (or in the case of a Triggering Event described in Section 1.13(a)(i), the date of the Change in Control) and (b) the Executive’s entitlement to the Severance Benefits shall be subject to and conditioned upon the Executive complying with Sections 4 and 5 of this Agreement.

2.4 Subject to the preceding provisions of this Section 2, the Severance Benefits shall be paid or provided (or commence to be paid or provided) within five [5] business days after the Executive has satisfied the Irrevocable Release requirement set forth in Section 2.3; provided, however, that if the 45-day period following the date of the Triggering Event (or in the case of a Triggering Event described in Section 1.13(a)(i), the date of the Change in Control) begins in one calendar year and ends in another, the Severance Benefits shall, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), be paid or provided (or commence to be paid or provided) within five [5] business days following the later of (A) the end of the calendar year in which the Triggering Event (or in the case of a Triggering Event described in Section 1.13(a)(i), the Change in Control) occurs or (B) the date the Executive satisfies the Irrevocable Release requirement described in Section 2.3.

2.5 Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

2.6 Benefits described under Section 2.1 through 2.2 of this Agreement will not be included as additional compensation or service for the purpose of determining qualified or nonqualified retirement benefits under any program sponsored by the Company.

3.	Benefits Following a Change in Control.

3.1 Following a Change in Control, the Company or its successor shall provide to the Executive (or cause to be provided to the Executive) (a) benefits substantially similar to those enjoyed by the Executive under any of the Company’s and its Affiliates’ pension, life insurance, medical, health and accident, disability or other welfare plans (but not including annual bonus and short-term and long-term incentive or equity-based compensation plans in which the Executive was participating at the time of the Change in Control) unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the Executive and (b) annual bonus and short-term and long-term incentive compensation opportunities that are not less favorable to the Executive than those provided to the Executive immediately prior to the Change in Control.

3.2 Following a Change in Control, the Company or its successors shall provide to the Executive (or cause to be provided to the Executive) the number of paid vacation days to which the Executive is entitled to on the basis of years of service with the Company, the Bank, and their Affiliates in accordance with the applicable vacation policy of the Company, the Bank, or applicable Affiliates in effect at the time of a Change in Control.

4.	Non-Competition and Non-Solicitation.

4.1 Upon Executive’s first receipt of Severance Benefits, Executive agrees that for the twelve (12) month period thereafter, the Executive will not, without the written consent of the Company, directly or indirectly:

(a) own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a Competing Business in the Territory. For purposes of this Agreement, “Competing Business” means any entity or business engaged in the banking or financial services business (including commercial banks, savings banks, credit unions, mortgage companies, savings and loan associations, trust companies, investment advisory or sales businesses, and any similar financial institutions), or any other entity or business engaged in a business in which the Company, the Bank, or any of their Affiliates are engaged, or are contemplating becoming engaged, at the time of termination of the Executive’s employment; and “Territory” means the counties within Pennsylvania in which the Company, the Bank, or any of their Affiliates conducts operations as of the date of this Agreement and any other counties in Pennsylvania or any other state in which, during the period of the Executive’s employment, the Company, the Bank, or any of their Affiliates conduct operations; provided, however, that the Executive may, without violating this Agreement, own as a passive investment not in excess of one percent (1%) of the outstanding capital stock or other equity interests of a corporation or other entity whose shares or other equity interests are publicly traded on an established securities market;

(b) solicit or in any way contact any Customer(s) of the Company, Bank or any of their Affiliates for the purposes of directly or indirectly furnishing any financial, wealth management, insurance, or other banking services that the Company, Bank or Affiliates provide, or is permitted by law to provide, on the date the Executive’s employment is terminated. The term “Customer(s)”, as used herein, shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to customer lists, customer account information, or other business related information; or (ii) that is a business entity or individual with whom Executive has contracted on behalf of the Company or Bank., performed services for, or negotiated with, during the two (2) year period preceding the termination of Executive’s employment, and

(c) solicit, or assist any other person or entity in soliciting, any employee of the Company, Bank, or any of their Affiliates to perform services for any entity (other than the Company, the Bank, or any of their Affiliates), or encourage any employee of the Company, the Bank, or any of their Affiliates to leave their employment with the Company.

4.2 In the event the Executive breaches any of the provisions contained in Section 4.1 and the Company seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has actually competed with the Company, the Bank or any of their Affiliates or been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

4.3 The Executive and the Company intend that Section 4 of this Agreement be enforced as written. However, if one or more of the provisions contained in Section 4 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Company agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

5. Confidentiality and Non-Disclosure. The Executive hereby agrees that, during the period of the Executive’s employment by the Company, the Bank, or any of their Affiliates and thereafter, the Executive agrees to maintain the confidentiality of their Confidential Information. “Confidential Information” shall include, but is not necessarily limited to, any information concerning accounts, sales and sales volume; any information related to Customers or prospective Customers, prospect lists, business strategies, business manuals, software products, patented products, copyrighted information, operating methods, all information (in whatever form) that is not generally known to the public, and any other trade secret or proprietary information belonging to or relating to the Company’s, the Bank’s or their Affiliate’s affairs, that is not public information.

6. Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company, the Bank, or any of their Affiliates in the event that the Executive breaches any of the restrictive covenants set forth in Sections 4 and 5 above (the “Restrictive Covenants”). In the event that the Executive breaches any of the Restrictive Covenants, the Company, Bank or Affiliated organization shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant without posting a bond in excess of one thousand dollars ($1,000.00). If the Company, Bank or Affiliated organization institutes any action or proceeding to enforce any such Restrictive Covenant, the

Executive hereby waives the claim or defense that the Company, the Bank, or any of their Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company, the Bank, or any of their Affiliates has an adequate remedy at law. In the event the Company, Bank or Affiliated organization obtains any such injunction, order, decree or other relief, in law or in equity, the Executive shall be responsible for reimbursement of all costs associated with obtaining the relief, including reasonable attorneys’ fees, expenses and costs of suit. The Executive further covenants and agrees that any order of court or judgment which enforces the Company’s, Bank’s or Affiliated organization’s rights under this Agreement may be transferred, without objection or opposition by the Executive, to any court of law or other appropriate law enforcement body located in any State or Commonwealth in the U.S.A. where the Executive resides or works, and that said court or body shall give full force and effect to said order and or judgment.

7. Choice of law, Jurisdiction and Venue. The parties agree that this Agreement shall be deemed to have been made and entered into in Indiana County, Pennsylvania, and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement except where Federal law may be applicable, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or the Executive to enforce their rights hereunder to the Court of Common Pleas located in Indiana County, Pennsylvania or the United States Court for the Western District of Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the aforementioned Courts, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder. The Executive agrees not to object to any petition filed by the Company to remove an action filed in a different venue than those set forth herein. To the extent that the Company obtains a judgment against the Executive, the Executive agrees that that judgment may be transmitted to any jurisdiction where Executive lives or resides without the Executive’s objection.

8.	Miscellaneous.

8.1 Binding Effect. This Agreement shall be binding upon any successor or successors of the Company due to a Change in Control or otherwise.

8.2 Partial Invalidity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 No Effect on Other Rights. The payment or obligation to pay any monies, or granting of any rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has under any benefit plan or program presently outstanding.

8.4 No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Executive the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

8.5 Entire Agreement. This Agreement constitutes an amendment and restatement of the Prior Agreement and contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, including the Prior Agreement. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

8.6 Modifications; Waivers. Subject to Section 10, no provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company, except that the terms of this Agreement may be terminated or amended by the Company and the Executive at any time prior the occurrence of a Change in Control. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.7 No Mitigation. The Company agrees that if a Triggering Event occurs, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Moreover, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.8 Assignment of Rights or Interest. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of the Executive. The Company shall have the right to assign this Agreement in connection with a Change In Control, and the Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any assignee or successor to the Company is an intended third party beneficiary of this Agreement.

8.9 Payment of Benefits Upon Death of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

8.10 Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person or by overnight courier or if mailed by United States registered mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

Attention: Chairman

If to the Executive:

Executive’s last known address.

Either party may change its address for notices by written notice to the other party in accordance with this Section 8.10.

8.11 Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Benefits or any other payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. All amounts payable in consideration of the Executive’s covenants pursuant to Section 4, 5, and 6, as determined by a valuation firm selected by the Company and reasonably acceptable to the Executive, shall, for purposes of the determinations made under this Section 9, be excluded from the amounts considered “parachute payments” to the maximum extent permitted under Section 280G of the Code. All determinations required to be made under this Section 9 shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), which determinations shall be conclusive and binding on the Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. In the event the Total Benefits must be reduced in order to comply with this Section 9, the cash payment provided for by Section 2.1 shall first be reduced (if necessary, to zero), then payment of the COBRA Amounts and any Life Insurance Lump-Sum Amount shall be reduced proportionately, then the Life Insurance Benefit provided in Sections 2.3 shall next be reduced, and then any payments and benefits not provided under this Agreement shall be reduced in that order so that no portion of the Total Benefits is subject to the Excise Tax. All such reductions shall be made in a manner intended to comply with Section 409A of the Code.

10.	Term of Agreement.

10.1 The term of this agreement shall begin on January 1, 2015, and end at 11:59 p.m. on December 31, 2015, and shall automatically be extended for an additional year each December 31 after January 1, 2015, unless either party delivers written notice of non-renewal to the other party within 90 days prior to the renewal date; provided, however, that if a Change in Control has occurred during the original or extended term, the term of the Agreement shall end no earlier than 36 calendar months after the end of the calendar month in which the Change in Control occurs.

11.	Compliance with Code Section 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Agreement shall be interpreted in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the Severance Benefits, the Executive’s employment shall not be deemed to have terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Any installment payments that are delayed pursuant to this Section 11 shall be accumulated and paid in a lump-sum on the first day of the seventh month following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Benefits shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date and year first above written, and agree to be bound legally hereby.

S&T BANCORP, INC.

By:	/s/ Jeffrey D. Grube
Name:	Jeffrey D. Grube
Title:	Chairman, Compensation Committee

Date: April 7, 2015

EXECUTIVE:

/s/ Mark Kochvar
Name:	Mark Kochvar
Title:	Senior Executive Vice President and Chief Financial Officer

Date: April 6, 2015

EXHIBIT A

IRREVOCABLE RELEASE AGREEMENT

This IRREVOCABLE RELEASE AGREEMENT (the “Agreement”) is entered into effective as of the latest date set forth below (the “Effective Date”), by and between Mark Kochvar (the “Executive”) and S&T Bancorp, Inc. (the “Company”).

WHEREAS, the Company and the Executive are party to a Severance Agreement (as the same may be amended from time to time, the “Severance Agreement”), pursuant to which the Executive is eligible, subject to the terms and conditions set forth in the Severance Agreement, to receive certain “Severance Benefits” (as defined in the Severance Agreement) in the event of certain qualifying terminations of employment;

WHEREAS, the Executive’s employment terminated on                     (the “Separation Date”); and

WHEREAS, as a condition to, and in consideration for, receiving Severance Benefits, the Executive is required to deliver to the Company a general release on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

I. Release of Claims. In consideration for the Severance Benefits provided to the Executive under the Severance Agreement, the Executive hereby expressly waives, releases, acquits and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, affiliates, parents, officers, directors, employees, members, managers, supervisors, employees, partners, agents, attorneys and representatives, and each of their affiliates (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action which the Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of this Agreement. As used in this Agreement, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, public policy claims, wage claims, claims for equity compensation and/or for vesting or accelerated vesting of equity compensation, claims for severance pay, vacation pay, debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, , or any other federal, state or local statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, or any amendments to the above acts. The Executive specifically agrees that this Agreement extends to claims which the Executive does not know or suspect to exist in the Executive’s favor and which, if the Executive did know to exist, would have materially affected this Agreement with the Company.

II. Release of Claims for Age Discrimination. Without in any way limiting the generality or scope of the release of claims set forth in Section 1 of this Agreement, the Executive hereby understands and agrees to release any and all claims, rights or benefits the Executive may have arising out of or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621, et seq., as amended, the Older Workers Benefit Protection Act, as amended, or any equivalent or comparable provision of federal, state or local law.

A. The Executive acknowledges that Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and the Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

B. The Executive acknowledges that the Executive has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if the Executive has signed this Agreement in less than that time, the Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

C. The Executive further acknowledges that the Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state the Executive’s intention to revoke this Agreement. Provided that the Executive does not timely revoke this Agreement, the eighth (8th) day following the Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

D. The Executive and the Company also agree that the release provided by the Executive in this Agreement does not include a release for claims under the ADEA arising after the date the Executive signs this Agreement.

E. The Executive further acknowledges and agrees that the amounts the Executive is to receive under the Executive’s Severance Agreement exceed the amounts to which the Executive would otherwise be entitled upon his separation from employment with Company.

F. Notwithstanding anything to the contrary in herein, this Agreement does not extend to (a) any breach by the Company of this Agreement, (b) any rights to indemnification or the Company’s certificate of incorporation or by-laws, or (c) any rights that as a matter of law cannot be waived and released or to any statutory or contractual rights of indemnification, such as claims for violation of the Fair Labor Standards Act, claims for workers’ compensation benefits and claims for vested retirement or welfare benefits, if any, under any Company sponsored plans.

III. No Filing of Claims. The Executive represents and warrants that the Executive does not presently have on file, and further represents and warrants to the maximum extent allowed by law that the Executive will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the

Released Parties occurring prior to the Effective Date of this Agreement. Notwithstanding the foregoing, this Agreement is not intended to and does not prevent, restrict, or interfere with Executive’s rights to: (i) to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, (ii) file a charge or complaint with any appropriate federal, state, or local agency, including the United States Equal Employment Opportunity Commission, or (iii) participate in or cooperate with any such charge or complaint procedure. In the event that an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Paragraphs 1 or 2, the Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due in excess of $500.00.

IV. No Injuries. The Executive certifies that as of the Separation Date, the Executive is not suffering from a work-related injury and that the Executive has not failed to report a work-related injury to Company.

V. Compliance With Restrictive Covenants. The Executive represents and warrants that, through the date on which the Executive executes this Agreement, the Executive has been in compliance with Section 7 and 8 of the Severance Agreement (the “Restrictive Covenants”). The Executive acknowledges and agrees that, following termination of employment; the Executive will continue to be bound by the Restrictive Covenants as provided in, and subject to the terms of, the Severance Agreement.

VI. Estoppel. The Executive agrees that in the event that the Executive chooses to file a legal claim or charge against the Company and/or any of the Releasees, that the Company and/or the Releasees may present this Agreement for purposes of having the claim or charge dismissed in its entirety without objection from Executive.

VII. Integration. This Agreement sets forth the entire agreement between the Company and the Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings between the Company and the Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

VIII. Successors and Assigns. This Agreement shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of the Executive and his heirs, administrators, representatives, executors, successors, and assigns.

IX. Pennsylvania Law/Forum. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania applicable to contracts executed and performed in Pennsylvania without giving effect to conflicts of law principles.

X. No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against the Executive, and the Company specifically disclaims any liability to the Executive on the part of itself, its employees, or its agents. This Agreement shall not in any way be construed as an admission by the Executive of any acts of unlawful conduct, wrongdoing or discrimination against the Company, and the Executive specifically disclaims any liability to Company on the part of his agents.

XI. Severability. If any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

XII. Voluntary Agreement. THE EXECUTIVE UNDERSTANDS AND AGREE THAT THE EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT THE EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

XIII. Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

BY SIGNING BELOW, I AM FREELY AND KNOWINGLY ENTERING INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST RELEASEES AND DO SO WITH THE UNDERSTANDING THAT NOTHING HEREIN IS INTENDED TO PREVENT ME FROM FILING A CHARGE WITH ANY APPROPRIATE FEDERAL, STATE OR LOCAL AGENCY, OR COOPERATING IN ITS INVESTIGATION. I HAVE READ THE ABOVE TERMS OF THIS GENERAL RELEASE AGREEMENT, AND AGREE TO BE LEGALLY BOUND BY THE TERMS SET FORTH HEREINABOVE.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, on the date(s) set forth below.

S&T BANCORP, INC.	EXECUTIVE:

By:	By:

Title:	Title:

Date:	Date: